EXHIBIT 11.1

META Group, Inc.

EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q

Computation of Net Income Per Common Share
	For the three months ended		For the six months ended
	June 30,		June 30,

	2001	2000	2001	2000

Income (loss) before cumulative effect of change in accounting principle	$(649,000)	$2,816,000	$(922,000)	$4,398,000
Cumulative effect of change in accounting principle				$(2,438,000)

Net income (loss)	$(649,000)	$2,816,000	$(922,000)	$1,960,000

Average number of common shares outstanding during the period	11,098,699	10,738,153	11,069,060	10,666,186
Add common share equivalents — options to purchase common shares and contingent shares (1)		1,094,076		1,256,424

Total	11,098,699	11,832,229	11,069,060	11,922,610

Amounts per basic common share:
Income (loss) before cumulative effect of change in accounting principle	$(.06)	$.26	$(.08)	$.41
Cumulative effect of change in accounting principle				$(.23)

Net income (loss)	$(.06)	$.26	$(.08)	$.18

Amounts per diluted common share:
Income (loss) before cumulative effect of change in accounting principle	$(.06)	$.24	$(.08)	$.37
Cumulative effect of change in accounting principle				$(.20)

Net income (loss)	$(.06)	$.24	$(.08)	$.17

(1)	Excluded from the calculation for the three and six months ended June 30, 2001 are approximately 53,000 and 113,000 unexercised options, respectively, as they are anti-dilutive.